                                  SCHEDULE 14A

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Section 240.14a-12

                               PACTIV CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

PACTIV CORPORATION
1900 WEST FIELD COURT
LAKE FOREST, ILLINOIS 60045
(847) 482-2000                        [PACTIV ADVANCED PACKAGING SOLUTIONS LOGO]

                                                                   April 1, 2004

Fellow Shareholders:

     The Annual Meeting of Shareholders of Pactiv Corporation will be held Friday, May 14, 2004, at 10:30 a.m., local time, at the Hilton Northbrook, 2855
N. Milwaukee Ave., Northbrook, Illinois 60062. A notice of the meeting, a proxy card, a proxy statement containing information about the matters to be acted upon at the meeting, and a copy of the Company's Annual Report are enclosed.

     Shareholders are entitled to vote at the Annual Meeting on the basis of one vote for each share held.

     Your vote is important. I urge all shareholders, even if they plan to attend the Annual Meeting, to please assist us in preparing for the meeting by either completing, executing, and returning your proxy card promptly or using our telephonic or Internet voting procedures, which are described on the proxy card.

                                          Very truly yours,

                                          RICHARD L. WAMBOLD
                                          Chairman and Chief
                                          Executive Officer

PACTIV CORPORATION
1900 WEST FIELD COURT
LAKE FOREST, ILLINOIS 60045
(847) 482-2000                        [PACTIV ADVANCED PACKAGING SOLUTIONS LOGO]

                                   NOTICE OF
                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 14, 2004

     The Annual Meeting of Shareholders of Pactiv Corporation will be held May 14, 2004, at 10:30 a.m., local time, at the Hilton Northbrook, 2855 N. Milwaukee Ave., Northbrook, Illinois 60062, for the following purposes:

     1. To elect seven directors for a term to expire at the 2005 Annual Meeting of Shareholders;

     2. To ratify the engagement of Ernst & Young LLP as independent public accountants for the year 2004; and

     3. To consider any other matters as may be properly brought before the meeting or any adjournment or postponement thereof.

     The Board of Directors knows of no other matters at this time that may be brought before the meeting. Holders of common stock of record at the close of business on March 19, 2004, are entitled to vote at the meeting. A list of these shareholders will be available for inspection for 10 days preceding the meeting at the corporate headquarters of the Company, 1900 West Field Court, Lake Forest, Illinois, 60045, and at the Hilton Northbrook hotel, and will also be available for inspection at the Annual Meeting of Shareholders.

     All shareholders, even if they plan to attend the Annual Meeting, are urged to either complete, date, and sign the enclosed proxy card and return it to the Company in the enclosed envelope, which requires no postage if mailed in the United States, or vote using our telephonic or Internet voting procedures, which are described on the proxy card.
                                           By Order of the Board of Directors

                                                 JAMES V. FAULKNER, JR.
                                                       Secretary
April 1, 2004

PACTIV CORPORATION
1900 WEST FIELD COURT
LAKE FOREST, ILLINOIS 60045
(847) 482-2000                        [PACTIV ADVANCED PACKAGING SOLUTIONS LOGO]

                                PROXY STATEMENT

     The Board of Directors of Pactiv Corporation, a Delaware corporation (the "Company"), is soliciting your proxy for use at the Company's Annual Meeting of Shareholders to begin at 10:30 a.m., local time, on May 14, 2004, and at any adjournment or postponement thereof (the "Annual Meeting"). This proxy statement, the accompanying Notice of Annual Meeting of Shareholders, proxy card and Annual Report, are first being sent or given on or about April 1, 2004 to the Company's shareholders entitled to vote at the Annual Meeting.

                               TABLE OF CONTENTS

Proposals Submitted for Vote................................    2
Re-Election of the Board of Directors of the Company
  (Proposal 1)..............................................    3
  Biographical Information..................................    3
  Stock Ownership of Management.............................    5
  Corporate Governance......................................    6
  Board of Directors........................................    6
  Board Committees..........................................    6
  Other Governance Matters..................................    8
  Compensation of Directors.................................    9
  Compensation Committee Interlocks and Insider
     Participation..........................................   10
Reports.....................................................   10
  Audit Committee Report....................................   10
  Compensation/Nominating/Governance Committee Report on
     Executive Compensation.................................   11
Performance Graph...........................................   15
Executive Compensation......................................   16
  Summary Compensation Table................................   16
  Options Granted in 2003...................................   18
  Options at Year-End 2003 Values...........................   18
  Long-Term Incentive Plans-Awards in 2003..................   18
  Pension Plan Table........................................   19
  Change of Control Agreements..............................   20
Ratification of Ernst & Young LLP as Independent Public
  Accountants for 2004 (Proposal 2).........................   20
  Audit and Non-Audit Fees..................................   20
Other Information...........................................   21
  Certain Beneficial Owners.................................   21
  Section 16(a) Beneficial Ownership Reporting Compliance...   21
  Shareholder Nominations and Other Proposals for 2005
     Annual Meeting of Shareholders.........................   22
  Annual Report on Form 10-K................................   22
Questions and Answers Regarding Voting......................   23

                          PROPOSALS SUBMITTED FOR VOTE

PROPOSAL 1: RE-ELECTION OF DIRECTORS

     NOMINEES. At the Annual Meeting, you will elect seven individuals to the Board of Directors. Each director will hold office until the next annual meeting and until his or her successor is elected and qualified or until his or her earlier resignation or removal. Nominees for re-election this year are Larry D. Brady, K. Dane Brooksher, Robert J. Darnall, Mary R. (Nina) Henderson, Roger B. Porter, Richard L. Wambold and Norman H. Wesley. For biographical information about each nominee, see "Re-Election of the Board of Directors of the Company -- Biographical Information."

     FAILURE TO SERVE. In the event that any nominee for director withdraws or for any reason is not able to serve as a director, your proxy will be voted for the remainder of those nominated for director (except as otherwise indicated in your proxy) and for any replacement nominee designated by the Board of Directors.

     VOTE REQUIRED. You may vote for or withhold your vote from any of the director nominees. Assuming a quorum is present, the seven director nominees receiving a plurality of the votes cast at the Annual Meeting (in person or by proxy) and entitled to vote will be elected as directors.

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ALL OF THE NOMINEES LISTED ABOVE.

PROPOSAL 2: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     INDEPENDENT PUBLIC ACCOUNTANTS. The Audit Committee of the Board of Directors has engaged Ernst & Young LLP as the Company's independent public accountants for the year 2004. The Company is asking the shareholders to ratify this engagement.

     VOTE REQUIRED. You may vote for, vote against, or abstain from voting on this proposal. Assuming a quorum is present, the vote of a majority of the shares present at the Annual Meeting (in person or by proxy) and entitled to vote will be required to ratify the engagement of Ernst & Young LLP as the Company's independent public accountants for the year 2004.

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE YEAR 2004.

              RE-ELECTION OF THE BOARD OF DIRECTORS OF THE COMPANY
                                  (PROPOSAL 1)

BIOGRAPHICAL INFORMATION

     Below are the current members of the Company's Board of Directors, each of whom is standing for re-election at the Annual Meeting.


                                Larry D. Brady has been Chairman, Chief Executive Officer,
[LARRY BRADY PHOTO]             President and Chief Operating Officer, and a director of
                                UNOVA, Inc., an industrial technologies company, since
                                August 2001, September 2000, August 1999, and September
                                1999, respectively. From 1993 to June 1999, Mr. Brady was
                                President of FMC Corporation, a producer of chemicals and
                                machinery for industry, agriculture, and government. Mr.
                                Brady is also a director of Baker Hughes Incorporated. Mr.
                                Brady is 61 years old, has been a director of the Company
                                since November 1999, and is a member of the Audit Committee and the Three-Year Independent Director Evaluation
                                Committee.
--------------------------------------------------------------------------------------------
                                K. Dane Brooksher has served as Chairman and Chief Executive
[K. DANE BROOKSHER PHOTO]       Officer of ProLogis, an operator of a global network of
                                industrial distribution facilities, since March 1999. Mr.
                                Brooksher was Co-Chairman and Chief Operating Officer of
                                ProLogis from November 1993 to March 1999 (through September
                                1997 he was employed by ProLogis' former management
                                company). Prior to joining ProLogis, Mr. Brooksher was Area
                                Managing Partner and Chicago Office Managing Partner of KPMG
                                Peat Marwick (now KPMG LLP), independent public accountants, where he served on the Board of Directors and Management
                                Committee and as International Development Partner for
                                Belgium and the Netherlands. Mr. Brooksher is a trustee of
                                ProLogis and a director of Butler Manufacturing Company and
                                Qwest Communications International Inc., and he serves as an
                                Advisory Board Member of the J.L. Kellogg Graduate School of
                                Management of Northwestern University. Mr. Brooksher is 65
                                years old, has been a director of the Company since March
                                2003, and is Chairman of the Audit Committee.
--------------------------------------------------------------------------------------------
                                Robert J. Darnall retired as Chairman of Prime Advantage
[ROBERT DARNALL PHOTO]          Corporation, a supplier of strategic sourcing services and logistics management for industrial manufacturers, in
                                January 2002, having held such position since early 2000.
                                Prior to that, Mr. Darnall was President and Chief Executive
                                Officer of Ispat North America, Inc., from 1998, when Ispat
                                North America, Inc. acquired Inland Steel Company from
                                Inland Steel Industries, Inc., until early 2000. Prior to
                                such acquisition, Mr. Darnall held various positions at
                                Inland Steel Company over a 36-year career, including
                                serving as Chairman and Chief Executive Officer of Inland
                                Steel Industries, Inc., from 1992 to 1998, and as President and a director of Inland Steel Company from 1986 until 1998.
                                Mr. Darnall is also a director of Cummins, Inc., Household
                                International, Inc. (a subsidiary of HSBC which acquired
                                Household International Inc. in March 2003), Sunoco, Inc.,
                                and United States Steel Corporation. Mr. Darnall is 66 years old, has been a director of the Company since March 2000,
                                and is Chairman of the Compensation/Nominating/Governance
                                Committee.
--------------------------------------------------------------------------------------------


                                Mary R. (Nina) Henderson serves as an independent consultant
[MARY HENDERSON PHOTO]          on the consumer and packaged goods industries. Previously,
                                Ms. Henderson was Corporate Vice President, Global Core
                                Business Development for Bestfoods, Inc. from 1999 until
                                December 2000, President of Bestfoods Grocery from 1997 to
                                1999. She is also a director of AXA Financial, Inc., Del
                                Monte Foods Company, and The "Shell" Transport and Trading
                                Company, p.l.c. Ms. Henderson is 53 years old, has been a
                                director of the Company since January 2000, and is a member of the Audit Committee.
--------------------------------------------------------------------------------------------
                                Roger B. Porter is the IBM Professor of Business and
[ROGER PORTER PHOTO]            Government at Harvard University. Mr. Porter has served on the faculty at Harvard University since 1977. Mr. Porter
                                also held senior economic policy positions in the Ford,
                                Reagan and George H.W. Bush White Houses, serving as special assistant to the President and executive secretary of the
                                Economic Policy Board from 1974 to 1977, as deputy assistant to the President and director of the White House Office of
                                Policy Development from 1981 to 1985, and as assistant to
                                the President for economic and domestic policy from 1989 to
                                1993. Mr. Porter is also a director of National Life
                                Insurance Company, Tenneco Automotive Inc., and Zions
                                Bancorporation. Mr. Porter is 57 years old, has been a
                                director of the Company since November 1999, and is a member of the Compensation/Nominating/Governance Committee and the
                                Three-Year Independent Director Evaluation Committee.
--------------------------------------------------------------------------------------------

                                Richard L. Wambold has been Chairman of the Company since
[RICHARD WAMBOLD PHOTO]         March 2000, and has been Chief Executive Officer and
                                President of the Company since its spin-off in November 1999 and since June 1999, respectively. From June 1997 to May
                                1999, Mr. Wambold was Executive Vice President and General
                                Manager of the Company's specialty packaging and consumer
                                products units. Mr. Wambold is also a director of Cooper
                                Tire and Rubber Company. Mr. Wambold is 52 years old and has been a director of the Company since June 1999.
--------------------------------------------------------------------------------------------

                                Norman H. Wesley has been the Chairman and Chief Executive
[NORMAN WESLEY PHOTO]           Officer of Fortune Brands, Inc., a consumer products
                                company, since December 1999. He was President and Chief
                                Operating Officer of Fortune Brands, Inc. during 1999, and
                                Chairman of the Board and Chief Executive Officer of Fortune
                                Brands Home & Office, Inc. (home and office products) from
                                1997 to 1999. Mr. Wesley is also a director of Fortune
                                Brands, Inc. and R.R. Donnelly & Sons Company. Mr. Wesley is
                                54 years old, has been a director of the Company since
                                December 2001, and is a member of the Audit Committee and
                                the Compensation/Nominating/Governance Committee.

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ALL OF THE NOMINEES LISTED ABOVE.

STOCK OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of February 29, 2004, the number of shares of common stock and Common Stock Equivalents of the Company beneficially owned (including shares which such persons have the right to acquire as of February 29, 2004, or within 60 days thereafter) by: (i) each director or nominee for director; (ii) each of the executive officers named in the Summary Compensation Table below; and (iii) all executive officers, directors, and nominees for director as a group.

                                             SHARES OF
                                              COMMON                        COMMON        TOTAL SHARES,
                                               STOCK                        STOCK          OPTIONS AND
                DIRECTORS                    OWNED(1)     OPTIONS(2)    EQUIVALENTS(3)    EQUIVALENTS(4)
                ---------                    ---------    ----------    --------------    --------------
Larry D. Brady...........................       4,157        26,266         15,289             45,712
K. Dane Brooksher........................       1,000        12,000          2,445             15,445
Robert J. Darnall........................       5,000        24,000         10,770             39,770
Mary R. (Nina) Henderson.................           0        24,000         10,583             34,583
Roger B. Porter..........................       4,147        25,132         15,446             44,725
Richard L. Wambold.......................     173,105     1,364,669         93,396          1,631,170
Norman H. Wesley.........................       4,000        18,000          2,808             24,808
           EXECUTIVE OFFICERS
           ------------------
Andrew A. Campbell.......................     156,338       508,334        115,596            780,268
Peter J. Lazaredes.......................      67,340       421,542         23,601            512,483
James D. Morris..........................      35,185       455,622         79,333            570,140
John N. Schwab...........................      34,024       325,585         46,251            405,860
All executive officers and directors or
  nominees as a group (13 individuals)...     516,553     3,844,810        521,983          4,883,346

---------------

(1) Includes shares held in the Pactiv Corporation 401(k) Savings and Investment Plan (the "Thrift Plan"). Each person listed has sole voting and investment power over the shares set forth in this column, except shares held in the Thrift Plan are held of record by the trustee of such plan, are voted by the trustee in accordance with instructions received from plan participants, and may be transferred by the beneficiary only in accordance with the terms of the plan.

(2) Shares that are subject to options that are exercisable as of February 29, 2004, or within 60 days of such date. Such shares cannot be voted or transferred until acquired.

(3) Common Stock Equivalents are rights to shares of common stock under the Company's Deferred Compensation Plan that are distributed in shares of common stock or cash payments, in either case in an amount based on the performance of the Company's common stock over the applicable period (including the premium received, as described in note 5(c) to the Summary Compensation Table). Under the Deferred Compensation Plan, the shares or cash amounts are distributed after a director ceases to serve as a director of the Company, upon the termination of an employee's employment with the Company, or on the distribution date elected under the Deferred Compensation Plan. Common Stock Equivalents do not have voting rights. Common Stock Equivalents do not include performance share units described in the Summary Compensation Table.

(4) Each individual listed in the table owns less than one percent of the outstanding shares of the Company's common stock. All directors and executive officers as a group beneficially own approximately 2.7% of the outstanding common stock (not including Common Stock Equivalents).

CORPORATE GOVERNANCE

     The Company is committed to good business practices including uncompromising integrity, transparency in financial reporting, and thoughtful and effective corporate governance. To that end, over the last several months the Board has reviewed the Company's corporate governance policies and practices in light of these principles and the requirements of the Sarbanes-Oxley Act of 2002 (and related rules of the Securities and Exchange Commission) and the requirements of the New York Stock Exchange. Based on this review, the Board has formalized certain procedures and standards as part of its corporate governance structure. This section outlines the key components of the Company's corporate governance structure.

BOARD OF DIRECTORS

     The Board of Directors of the Company currently consists of seven members, including six who are not officers or employees of the Company (the "Outside Directors") and one who is the CEO of the Company. All Outside Directors are "independent" under the rules of the NYSE and the SEC. The Board has affirmatively determined that no Outside Director has any material relationship with the Company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company). This determination was made following reviews of questionnaires completed by all directors, and an internal "cross-checking" review by the Company to confirm whether the Company had any relationships with companies with whom the Outside Directors are affiliated.

     Outside Directors meet in regularly scheduled executive sessions without management. The role of presiding director is rotated among all the Outside Directors. Annually, the Outside Directors choose a presiding director for each of their executive sessions to be held after each board meeting.

     Shareholders may communicate directly with the Board of Directors (including with the Outside Directors only or with any specific director) in accordance with the following process. All communications should be directed to the Company's Secretary at 1900 West Field Court, Lake Forest, Illinois 60045 and should prominently indicate on the outside of the envelope that it is intended for the full Board of Directors, for Outsider Directors only, or for any particular member of the Board. The Secretary will review the communications and, pursuant to instructions from the Outside Directors, remove any communications that are purely commercial in nature. All other communications will be promptly forwarded to the specified director or directors. The Outside Directors will be advised of any communication so excluded and it will be made available to any Outside Director who wishes to review it.

     The Company pays an annual retainer to a third party search firm to assist the Company in identifying and evaluating potential nominees to the Board. This firm provides certain background information to the Board with respect to potential nominees to be directors.

     The Board of Directors held seven meetings in 2003. Each director attended more than 75% of the meetings of the Board and of the Board committees on which he or she served. The Board has adopted a policy that each Director is expected to attend all Annual Meetings of Shareholders. All members of the Board attended the Company's 2003 Annual Meeting of Shareholders.

BOARD COMMITTEES

     The Board has three standing Committees, each comprised solely of Outside Directors, all of whom are independent. In addition, on an ad hoc basis, the Board may designate from time to time an Outside Director as the "lead" director with respect to special matters or discussions affecting the Company. The responsibilities and authority of the standing committees are as follows:

     COMPENSATION/NOMINATING/GOVERNANCE COMMITTEE. The
Compensation/Nominating/Governance Committee (the "C/N/G Committee") operates under a written charter adopted by the Board of Directors, a copy of which is attached hereto as Exhibit A and which is posted on the Company's website (www.Pactiv.com) under the Investor Relations link. In addition, the Company will provide a copy of the C/N/G Committee's charter to any shareholder who requests it by writing to the Secretary of the

Company. The C/N/G Committee reviews and reassesses the adequacy of the Committee's charter annually. The charter, which reflects the standards set forth in the SEC and NYSE rules and regulations, identifies the C/N/G Committee's primary duties and responsibilities as follows:

     - Examine periodically the philosophy and structure of the Company's compensation programs.

     - Oversee and act on behalf of the board with respect to the benefit and compensation plans of the Company.

     - Review and determine the desirable balance of experience, qualifications and expertise among members of the Board of Directors.

     - Review possible candidates for membership on the Board of Directors (including nominations proposed by shareholders) and recommend to the Board a slate of nominees for election as directors at the Company's annual meeting of shareholders.

     - Review the function and composition of the other committees of the Board of Directors and recommend membership on such committees.

     - Review the qualifications and recommend candidates for election as officers of the Company.

     In performing its duties, the C/N/G Committee has the authority to take such actions as it deems appropriate to implement the purposes of the C/N/G Committee. The Committee may retain special legal, accounting or other consultants, and meet with the Company's management, employees, and such other persons, in separate executive sessions as the Committee sees fit.

     All members of the C/N/G Committee are independent Outside Directors. Mr. Darnall is Chairman of the Committee. The C/N/G Committee held six meetings in 2003.

     SHAREHOLDER NOMINATIONS. The Board has adopted a policy with respect to nominations by shareholders of candidates to the Board of Directors. The C/N/G Committee is responsible for the implementation of this policy. Under this policy, to submit a candidate for consideration by the C/N/G Committee a shareholder must notify the Company's Secretary at least 90 but not more than 120 days prior to the first anniversary of the date of the prior year's annual meeting (subject to change if the date of the annual meeting is more than 30 days before or 70 days after the anniversary date of the prior year's annual meeting). The notice must meet all of the requirements contained in the Company's Bylaws and must set forth (i) the name, age, business address and residence address of the proposed nominee; (ii) the principal occupation or employment of the proposed nominee; (iii) any other information relating to the shareholder or proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; (iv) any other information the shareholder believes is relevant concerning the proposed nominee; (v) a written consent of the proposed nominee(s) to being named in the proxy statement as a nominee and to serve as a director if elected; (vi) the name and record address of the shareholder who is submitting the notice; (vii) the number of shares of voting stock of the Company which are owned of record or beneficially by the shareholder who is submitting the notice; (viii) a representation of whether, if the proposed nominee is not nominated by the Board of Directors, the shareholder intends to appear in person or by proxy at the annual meeting to nominate the proposed nominee named in the notice; (ix) a representation of whether the shareholder intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to the Company's shareholders, or (b) otherwise to solicit proxies from shareholders in support of such nomination; and (x) a description of all arrangements or understanding between the shareholder who is submitting the notice and any other person (naming such person) pursuant to which the nomination is being made by the shareholder who is submitting the notice.

     The C/N/G Committee will consider all proposed nominees for the Board of Directors, including those put forward by shareholders, in accordance with the charter of the C/N/G Committee and the Company's Corporate Governance Guidelines to determine whether they might make good candidates for consideration for membership on the Board of Directors. This will include a review of the person's judgment, experience, independence, understanding of the Company's business or other related industries, and such other factors as the C/N/G Committee determines are relevant in light of the needs of the Board of Directors and the Company. There are no specific minimum qualifications that the C/N/G Committee believes must be met by a nominee. The Board of Directors believes that its nominees should reflect a diversity of experience at a policy-making level in businesses and in areas relevant to the Company's activities, and that the Board shall not discriminate among qualified candidates based on gender, race, ethnicity or age. The C/N/G Committee will select qualified candidates and review its recommendations with the Board of Directors, which will decide whether to invite the candidate to be a nominee for election to the Board of Directors.

     THREE-YEAR INDEPENDENT DIRECTOR EVALUATION COMMITTEE. The Three-Year Independent Director Evaluation Committee (the "TIDE Committee") has the responsibility, among other things, to review the Company's Qualified Offer Plan Rights Agreement (adopted in November 1999) at least every three years and, if it deems it appropriate, recommend that the full Board modify or terminate such Plan. The TIDE Committee held no meetings in 2003.

     AUDIT COMMITTEE. The Audit Committee operates under a written charter adopted by the Board of Directors, which is posted on the Company's website (www.Pactiv.com) under the Investor Relations link. In addition, the Company will provide a copy of the Audit Committee's charter to any shareholder who requests it by writing to the Secretary. The Audit Committee reviews and reassesses the adequacy of the Audit Committee charter annually. The charter, which reflects the standards set forth in the Securities and Exchange Commission regulations and the New York Stock Exchange rules, identifies the Audit Committee's primary duties and responsibilities as follows:

     - Appointment, compensation and oversight over the work of the Company's public accountants.

     - Monitoring the integrity of the Company's financial statements.

     - Monitoring the Company's compliance with its corporate code of conduct and legal and regulatory requirements.

     - Monitoring the Company's public accountants' qualifications and independence.

     - Monitoring the performance of the Company's internal audit function and public accountants.

     - Providing an avenue of communication among the independent auditors, management, internal auditors and the Board of Directors.

     In performing its duties, the Audit Committee has the authority to take such actions as it deems appropriate to implement the purposes of the Audit Committee. The Committee may retain special legal, accounting, or other consultants, and meet with the Company's public accountants, its internal auditors, employees, management, and such other persons, in separate executive sessions as the Committee sees fit.

     All members of the Audit Committee are independent Outside Directors and must be, and are, financially literate. Mr. Brooksher, the Committee's Chairman, is the Company's "Audit Committee Financial Expert." The Audit Committee held twelve meetings in 2003.

OTHER GOVERNANCE MATTERS

     The Board has adopted three other policies related to corporate governance, which are summarized below. All of these policies are posted on the Company's website (www.Pactiv.com) under the Investor Relations link. In addition, the Company will provide a copy of the policies to any shareholder who requests them by writing to the Secretary.

     CODE OF BUSINESS CONDUCT AND ETHICS. The Company has adopted a Code of Business Conduct and Ethics, which requires all employees, officers and directors of the Company to respect and comply with all applicable laws, rules and regulations, and, beyond that, to act with honesty, integrity, and in the best interests of the Company. The Code of Business Conduct and Ethics outlines the key principles of expected behavior for Pactiv employees, officers and directors, including matters relating to conflicts of interest, confidentiality, fair dealing, and accounting complaints and procedures for reporting illegal or unethical behavior as well as the expected ethical behavior in many other business areas.

     CODE OF ETHICAL CONDUCT FOR FINANCIAL MANAGERS. The Company has adopted a Code of Ethical Conduct for Financial Managers, which (in addition to the Code of Business Conduct and Ethics) is applicable to the Company's Chief Executive Officer, Chief Financial Officer, Controller, Treasurer, Tax Director, Audit Director, Assistant Controller, Assistant Treasurer and managers reporting to each of these positions who are responsible for accounting and financial reporting, and any other persons performing similar functions. Financial Managers also include the Controllers of business units and all managers reporting to them. This Code covers a range of financial and non-financial business practices and procedures, requiring Financial Managers to act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, to fully and fairly disclose appropriate information in a timely and understandable manner, and otherwise to act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing their independent judgment to be suborned. Any waiver of the Code of Ethical Conduct for Financial Managers may be made only by the Audit Committee and will be promptly disclosed as required by law or the NYSE rules.

     CORPORATE GOVERNANCE GUIDELINES. The Company has adopted Corporate Governance Guidelines which set forth certain standards for the Company's Board of Directors and management. These include director qualification standards, director responsibilities, and other matters relating to the function of the Board of Directors, its interaction with management and with the Company's advisors, and other matters.

COMPENSATION OF DIRECTORS

     RETAINERS AND MEETING FEES. The Company pays each Outside Director an annual retainer of $35,000, of which a minimum of 60% ($21,000) is paid in the form of stock-settled Common Stock Equivalents, as described below, and a maximum of 40% ($14,000) is paid in cash or, at the election of the director, credited to a deferred compensation account as described below. The Company also pays Outside Directors $1,000 for each meeting of the Board of Directors attended. The Chairman of the Audit Committee and the Chairman of the C/N/G Committee are each paid an annual fee of $9,000, and Outside Directors who serve on such committees are paid an annual fee of $6,000 per committee membership. Members of the TIDE Committee receive $1,000 for each meeting of that committee attended. Outside Directors also receive reimbursement of their expenses for attending meetings of the Board of Directors and Committee meetings.

     COMMON STOCK EQUIVALENTS/OPTIONS. In payment of 60% of the retainer for 2003, each Outside Director received 1,102 Common Stock Equivalents. Such Common Stock Equivalents are held under the Deferred Compensation Plan and are payable in shares of the Company's Common Stock after an Outside Director ceases to serve as a director of the Company. Final distribution of such shares may be made either in a lump sum or in installments over a period of years. Each Common Stock Equivalent is issued at 100% of the fair market value of a share of Common Stock on the date of grant.

     Each Outside Director also receives an annual grant of options to purchase 6,000 shares of Common Stock. These options are granted at 100% of fair market value on the day the option is granted with a term of ten years and fully vest six months from the grant date. Once vested, these options are exercisable at any time during the option term.

     DEFERRED COMPENSATION PLAN. Pursuant to the Company's Deferred Compensation Plan, an Outside Director may elect to have up to 40% ($14,000) of his or her retainer fee and all or a portion of his or her meeting fees credited to a deferred compensation account. Payment of such amounts, together with interest and/or earnings, may be deferred until the earlier of: (i) the year next following the date upon which he or she ceases to be a director of the Company; or (ii) the year selected by the director for commencement of payment of the deferred amount. The plan provides Outside Directors with various investment options, which include Common Stock Equivalents that may be paid out in either cash or shares of the Company's common stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Darnall, Porter and Wesley are the current members of the C/N/G Committee of the Board of Directors, none of whom is an officer or employee of the Company. During 2003, none of the executive officers of the Company served on the board of directors or compensation committee of any entity whose officers served either on the Board of Directors of the Company or on the C/N/G Committee of the Board.

     Until his resignation from the Board on October 27, 2003, Paul T. Stecko was also a member of the C/N/G Committee. Mr. Stecko was formerly an executive officer of the Company and of its former parent, Tenneco Inc., until April 1999. Mr. Stecko is Chairman and Chief Executive Officer of Packaging Corporation of America ("PCA"), which purchased the Company's former containerboard business in April 1999. In 2003, the Company purchased approximately $95 million of corrugated containers and containerboard from PCA. The Company's purchases were made pursuant to a long-term supply agreement entered into by the Company and PCA at the time the Company sold that business to PCA.

                                    REPORTS

     The following Audit Committee Report and Compensation/Nominating/Governance Committee Report on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement or any portion hereof into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

AUDIT COMMITTEE REPORT

     In performing its duties, the Audit Committee reviewed and discussed the audited financial statements contained in the 2003 Annual Report on Form 10-K with the Company's management. The Audit Committee also met privately with the Company's independent auditor for the year 2003, Ernst & Young LLP, and discussed issues deemed significant by Ernst & Young LLP, including those matters required to be discussed by Statements on Auditing Standard No. 61 (Codification of Statements on Auditing Standards, AU sec.380), as may be modified or supplemented. In addition, the Audit Committee discussed with Ernst & Young LLP its independence from the Company and its management, and has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) as may be modified or supplemented.

     Taking all of these reviews and discussions into account, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee:
K. Dane Brooksher, Chairman
Larry D. Brady
Mary R. (Nina) Henderson
Norman H. Wesley

COMPENSATION/NOMINATING/GOVERNANCE COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The executive compensation philosophy, policies, plans, and programs of the Company are under the supervision of the C/N/G Committee, which is composed of the Outside Directors named below, each of whom is independent. The C/N/G Committee has furnished the following report on executive compensation.

  COMPENSATION PHILOSOPHY

     The basic philosophy underlying the Company's executive compensation policies, plans, and programs is that executive and shareholder financial interests should be aligned as closely as possible, and the compensation package should be based on delivering pay commensurate with performance.

     Accordingly, the executive compensation program for the Company's Chief Executive Officer ("CEO") and the other executives named in this proxy statement ("Named Executives"), as well as the other executives of the Company, has been structured to:

     - Reinforce a results-oriented management culture with executive pay that varies according to overall Company and individual performance against aggressive business goals and core behavioral standards.

     - Place greater emphasis and leverage on variable performance-based "at risk" (versus fixed) compensation as executives assume increased responsibility.

     - Align the interests of the Company's executives and shareholders by implementing and maintaining compensation programs that provide for the acquisition and retention of Company shares by senior executives.

     - Provide an executive compensation package that attracts, retains, and motivates key executives.

     Based on these objectives, the executive compensation program has been designed to provide the Company's executives with base salaries, annual cash incentive awards, long-term incentive awards, stock ownership opportunities, and other benefits that are comparable to the compensation opportunities typically offered to executives at major corporations that are similar in scope or that directly compete with the Company in the marketplace. The Company's policy is to provide total compensation to its executives based on performance that is competitive and at market levels, for comparable companies, when financial and qualitative targets are met.

     In determining competitive compensation for each of the components of executive compensation described below and in evaluating the total compensation package for each Named Executive, the C/N/ G Committee analyzes data from several independent compensation surveys and solicits information and advice from independent compensation consultants. The competitive market data used by the C/N/G Committee includes the data of several of the companies comprising the Industry Peer Group on the Performance Graph that follows this report. However, the inclusion of their data is a function of their participation in the various nationally recognized compensation surveys in which the Company participates rather than an alignment of companies in similar industry groups. Salary levels are structured within a range of reputable survey data for comparable positions and companies without regard to the performance of the companies surveyed.

     Eligibility for both the annual cash compensation program and long-term incentive awards is determined by salary grade and compensation survey data. Once eligible, participation in the Plan (described below) requires C/N/G Committee approval. The Company's compensation plans provide that as an executive's level of responsibility increases, (i) a greater portion of his or her potential total compensation is based on performance (both corporate and individual), and a lesser portion is comprised of salary, causing potentially greater variability in the individual's total compensation from year-to-year, and (ii) the mix of compensation for that executive shifts to a greater portion being stock-based compensation.

     In designing and administering the components of the executive compensation program, the C/N/G Committee strives to balance short- and long-term incentive objectives and to employ prudent judgment when establishing performance criteria, evaluating performance, and determining actual incentive payments.

     Total executive compensation has two major components: annual cash compensation comprised primarily of base salary and bonus, and long-term incentives comprised of stock options and performance shares. The framework for the components of the long-term incentives are set forth in the Pactiv Corporation 2002 Incentive Compensation Plan (the "Plan"), which was approved by the Company's shareholders at the 2002 shareholders meeting. The Plan was amended in 2004 to adopt a ten-year (rather than indefinite) term; this amendment was not material, and therefore shareholder approval was not required. The following is a description of each of the components of the executive compensation program along with a discussion of the decisions and actions taken by the C/N/G Committee with regard to 2003 compensation. Also included is a specific discussion regarding the CEO's compensation.

  ANNUAL CASH COMPENSATION PROGRAM

     An executive's annual cash compensation consists primarily of a base salary and bonus. Each year the C/N/G Committee evaluates executive officers' base salaries by reviewing competitive market practices and assessing Company and individual performance.

     The annual bonus plan is designed to provide an added incentive to participants to align their efforts to the Company's business objectives. A target award is assigned to each executive salary grade, and participants may earn awards ranging from 0 to 200 percent of target based upon the Company's performance against plan and individual performance against established objectives.

     Annual performance goals are established at the beginning of each year for the purpose of determining incentive awards for that year. At the conclusion of each year, the C/N/G Committee approves incentive award payments to executives based on the degree of achievement of the goals established and their judgment of the Company and individual performance. Using earnings per share, cash flow objectives, and other performance factors including return on capital employed, working capital, innovation, customer satisfaction, quality, health and safety, and leadership, the C/N/G Committee establishes a target incentive compensation fund. The C/N/G Committee also approves individual awards after reviewing management's evaluation of the individual's contribution to the overall performance of the business. In 2003, the goals established by the C/N/G Committee were met, and bonuses were paid accordingly.

  LONG-TERM INCENTIVES -- STOCK OPTIONS AND PERFORMANCE SHARES

     The long-term incentive vehicles available for grant under the Plan are intended to align a significant portion of an executive's compensation package with shareholder interests. The Plan permits the granting of a variety of long-term incentive awards, and the C/N/G Committee approves which vehicles will be used under the Plan based on its compensation philosophy and the alignment of that philosophy to the Company's business strategy. As an individual's level of responsibility increases, a greater portion of variable performance-related compensation is in the form of stock-based compensation.

     In 2003, the C/N/G Committee granted stock options and performance shares:

     - Stock option grants were approved based upon the C/N/G Committee's evaluation of the Company's overall performance, its performance in relation to its peer group and the market in general, and the competitive pay practices of comparable companies. The grants have an exercise price equal to the fair market value of the Company's common stock as of the grant date. Thus, executives only benefit from the grant of stock options if the stock price increases and shareholders also benefit.

     - The C/N/G Committee granted performance share awards to the executive officers for the three-year performance cycle beginning January 1, 2003. These grants were based upon the C/N/G

       Committee's analysis of competitive levels of stock awards and an assessment of individual performance. The C/N/G Committee establishes interim annual quantitative performance targets based on earnings per share and return on capital employed (the "Value-Model"). The amounts earned based on a value model measuring performance against the targets established are called "Conditionally Vested Units" and can range from 0% to 200% of target. These Conditionally Vested Units are contingent upon continued employment with the Company through the end of the three-year performance cycle and the C/N/G Committee's discretion to change the amounts based on its evaluation of performance over the entire three-year period. The Conditionally Vested Units would be entitled to receive dividends if declared and paid on the Company's common stock, which would be paid at the time of payout. At the end of the three-year performance period, the amount paid is a function of the Company's stock price, performance against established interim annual quantitative performance targets, and the C/N/G Committee's assessment of performance over the entire three-year period. Payment can be made in the form of cash or stock or a combination of cash and stock. Thus, performance share awards serve to retain key executives and focus them on internal financial goals and the Company's stock price.

     - In accordance with the Plan, the C/N/G Committee approved the percentage payout of the 2001 performance grant based on the Company's achievement of its earnings per share and return on capital employed performance goals and the C/N/G Committee's assessment of performance over the entire three-year period. The 2001 performance grant for the 2001-2003 performance period exceeded target and was paid out above target. The award was paid out in cash to those participants who had reached or exceeded their share ownership requirements.

  STOCK OWNERSHIP REQUIREMENTS

     In line with the philosophy that the interests of the executives should be aligned with those of the shareholders, the Company requires that its executives attain and retain certain specified levels of stock ownership. To assist executives in achieving their stock ownership goals, executives may choose to defer all or a portion of annual cash incentives to Common Stock Equivalents in a Pactiv stock index account. In addition, employees who defer such amounts into Common Stock Equivalents receive a 20% discount provided such Common Stock Equivalents are retained for a minimum of three years. Each year the C/N/ G Committee reviews the executives' ownership levels to insure compliance with these requirements. All of the Named Executives have exceeded their stock ownership requirements which range from three to five times the midpoint of their salary range.

  CEO COMPENSATION

     The C/N/G Committee approved an increase in Mr. Wambold's base salary for 2003 to $830,000. Factors considered in making an increase in his salary were the Company's performance since the spin-off of the Company from Tenneco Inc. and the leadership Mr. Wambold has provided to the Company. In accordance with the established performance criteria, the C/N/G Committee approved a 2003 annual incentive award of $900,000 for Mr. Wambold. In addition to meeting the quantitative financial goals, the C/N/G Committee also considered the performance of the Company relative to its competitors and cumulative total shareholder return. In 2003, the C/N/G Committee granted 250,000 stock options to Mr. Wambold. The C/N/G Committee considered competitive market practice, the Company's performance, and Mr. Wambold's leadership in determining the size of his option grant. The C/N/G Committee also approved a performance share grant of 45,000 units to Mr. Wambold for the year 2003, which will be earned based on performance over the three-year period beginning January 1, 2003. Mr. Wambold's performance share award earnout for 2003 was determined against the Company's performance against the "Value-Model" (discussed above) over the three-year period and was at the same percentage of the target amounts as the other participants. After consideration of other factors, the C/N/G Committee elected not to exercise its discretion to change the amount of the award.

  $1 MILLION TAX LIMITATION

     The Internal Revenue Code imposes a $1 million limit on the amount that a publicly-traded corporation may deduct for compensation paid to the CEO or a Named Executive who is employed on the last day of the year. "Performance-based compensation" is excluded from this $1 million limitation. Awards granted under the Plan are intended to qualify as performance-based compensation, allowing the Company to deduct such amounts for tax purposes. However, when appropriate, the Committee may utilize components of certain executive compensation programs which may not be tax deductible to the Company.
Respectfully submitted by the members of the Compensation/Nominating/Governance
Committee:
Robert J. Darnall, Chairman
Roger B. Porter
Norman H. Wesley

                               PERFORMANCE GRAPH

     The following performance graph compares the cumulative total return on the Company's common stock from October 27, 1999 (the first day on which the Company's common stock began trading on a "when issued" basis on the New York Stock Exchange), through December 31, 2003, with the cumulative total return of:
(i) the Standard & Poor's 500 Stock Index; and (ii) a Custom Composite Index comprised of an industry peer group selected by the Company that includes representative companies with which the Company competes.

     Based upon an initial investment of $100 on October 27, 1999, with dividends, if any, reinvested.

                              (PERFORMANCE GRAPH)

------------------------------------------------------------------------------------------------------
                                  27-OCT-99  31-DEC-99  31-DEC-00  31-DEC-01  31-DEC-02  31-DEC-03
------------------------------------------------------------------------------------------------------
 Pactiv Corp.                       $100        $87       $102       $146       $179       $196
------------------------------------------------------------------------------------------------------
 S&P 500(R)                         $100       $114       $103        $91        $71        $91
------------------------------------------------------------------------------------------------------
 Custom Composite Index (6
   Stocks)                          $100        $97        $70        $87        $90       $110
------------------------------------------------------------------------------------------------------

------------
1. The stock performance shown in this graph is not necessarily indicative of future performance of the Company's common stock.

2. The Custom Composite Index is comprised of the following companies: Aptar Group Inc., Bemis Co., Crown Cork & Seal Co. Inc., Ivex Packaging Corporation (through the second quarter of 2002, until its acquisition by Alcoa Inc.), Sealed Air Corp., and Sonoco Products Co. The Company selected this group of companies in good faith based on similarities in the nature of such companies' businesses to the Company's business.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the remuneration paid by the Company: (i) to the Chief Executive Officer; and (ii) to each of the four most highly compensated key executive officers of the Company, other than the Chief Executive Officer.

                                        ANNUAL COMPENSATION             LONG-TERM COMPENSATION
                                      -----------------------   --------------------------------------
                                                                         AWARDS              PAYOUTS
                                                                -------------------------   ----------
                                                                  RESTRICTED                   LTIP         ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR    SALARY(1)     BONUS(2)    STOCK AWARDS(3)   OPTIONS   PAYOUTS(4)   COMPENSATION(4)
---------------------------   ----    ---------     --------    ---------------   -------   ----------   ---------------
Richard L. Wambold..........  2003    $878,104     $  900,000             --      250,000    $298,559        $15,264
  Chairman and Chief          2002    $847,600     $1,557,000     $1,238,174      250,000          --        $13,762
  Executive Officer           2001    $767,100     $  800,000     $  786,911      275,000          --        $92,341
Andrew A. Campbell..........  2003    $375,218     $  260,000             --      120,000    $134,345        $59,411
  Senior Vice President and   2002    $364,625     $  558,500     $  553,526      105,000          --        $75,038
  Chief Financial Officer     2001    $346,808     $  315,000     $  370,975      110,000          --        $69,902
Peter J. Lazaredes..........  2003    $370,080     $  260,000             --      120,000    $ 89,563        $15,282
  Senior Vice President and   2002    $347,760     $  485,696     $  349,600      105,000          --        $14,058
  General Manager --          2001    $355,117     $  300,000     $  247,311      110,000          --        $53,450
  Food/Foodservice
James D. Morris.............  2003    $356,721     $  200,000             --      105,000    $ 89,563        $16,240
  Senior Vice President and   2002    $342,817     $  395,696     $  305,900      105,000          --        $64,744
  General Manager --          2001    $355,117     $  190,000     $  247,311      110,000          --        $14,148
  Protective & Flexible
    Packaging
John N. Schwab..............  2003    $332,782     $  240,000             --      120,000    $ 74,651        $61,864
  Senior Vice President
    and.....................  2002    $320,147     $  351,996     $  320,474      105,000          --        $12,914
  General Manager --          2001    $302,998     $  220,000     $  191,097      110,000          --        $32,895
  Hefty Consumer Products

---------------

(1) Includes base salary plus amounts paid in lieu of matching contributions to the Thrift Plan.

(2) For 2002, the amount shown includes the dollar value of performance share units earned under the grant for the three-year period of 2000-02, which was paid in January 2003, less the amounts earned under such grant that were previously reflected as restricted stock awards in the Summary Compensation Tables in the Company's proxy statements. Bonus payments are reported for the fiscal year in which the related services were rendered, although the actual payments may have been made in the succeeding year.

(3) The Company has a performance share program under which key executives can earn awards based on the Company's performance over a three-year period. These awards are granted at a "target amount" for each three-year period, and the participants can earn between 0% and 200% of the target amount based upon the Company's performance against a value model based on earnings per share and return on capital employed each year (subject to change by the C/N/G Committee based on other qualitative and quantitative factors related to the Company's performance over the three-year period of the award). The awards vest three years from the date of the grant, and can be paid in stock or cash or a combination thereof.

     The grants covering the three-year periods 2000-02, 2001-03 and 2002-04, are reflected in this table as follows:

        2001: The amounts listed under the restricted stock award column for 2001 represent the value (based on the closing price of the Company's common stock on December 31, 2001) of the portion of the 2000-02 and 2001-03 grants that were tentatively earned by a named individual in 2001 based on the Company's performance against the interim annual targets during 2001.

        2002: The amounts listed under the restricted stock award column for 2002 represent the value (based on the closing price of the Company's common stock on December 31, 2002) of the portion of the 2001-03 and 2002-04 grants that were tentatively earned by a named individual in 2002 based on the Company's performance against the interim annual targets during 2002. The 2000-02 grant was paid out in January 2003, and the total amount of such grant earned, less the amounts previously reflected as restricted stock in 2000 and 2001, is included in the named individual's bonus for 2002.

        2003: The 2001-03 grant was paid out in January, 2004, and the total amount of such grant earned, less the amounts previously reflected as restricted stock in 2001 and 2002, is included in the named individual's LTIP Payout in 2003.

     The 2002-04 performance shares granted, other than the shares whose value is reflected as restricted stock awards in 2002, and the 2003-05 performance shares granted are shown on the "Long-Term Incentive
     Plan -- Awards in 2003" Table below.

     The portion of the awards reflected as restricted stock awards are "Conditionally Vested Units," which amounts are subject to change by the C/N/G Committee based on other qualitative and quantitative factors related to the Company's performance over the three-year period of the award, and payment of any amounts is subject to the individual's continued employment with the Company. The Conditionally Vested Units would be entitled to receive dividends if declared and paid on the Company's common stock, which would be paid at the time of payout.

     The total number of such Conditionally Vested Units held by the named individuals and the value as of December 31, 2003 (excluding performance share units that were settled on January 30, 2004), based on the closing market price of the Company's common stock on December 31, 2003, of such holdings is as follows: Mr. Wambold: 30,000 units ($714,600); Mr. Campbell:
     13,333 units ($317,592); Mr. Lazaredes: 8,000 units ($190,560); Mr. Morris:
     6,000 units ($142,920); and Mr. Schwab: 8,000 units ($190,560).

(4) Represents amounts paid, excluding amounts previously reported, with respect to the Company's Performance Share Program for the three-year period of 2001-2003 (the "2001-03 Grant"). Prior amounts related to such 2001-03 Grant were reported as "restricted stock awards" for 2001 and 2002 in the Summary Compensation Table in the Company's proxy statements and are not included in the LTIP Payout amounts shown above. All amounts earned under the 2001-03 Grant were paid out in cash on January 30, 2004.

(5) Includes amounts attributable during 2003 to benefit plans of the Company as follows:

     (a) The Company contributed $12,000, $4,845, $12,000, $12,000, and $9,121 to the accounts of each of Messrs. Wambold, Campbell, Lazaredes, Morris, and Schwab, respectively, pursuant to the Thrift Plan.

     (b) The dollar values paid by the Company for insurance premiums under the Company's group life insurance plan for Messrs. Wambold, Campbell, Lazaredes, Morris and Schwab were $3,264, $2,566, $3,282, $4,240, and $4,743, respectively.

     (c) Under the Pactiv Corporation Deferred Compensation Plan, participants who elect to invest a portion of their annual cash incentive bonuses in the Pactiv Common Stock Index Account receive a premium of one additional Common Stock Equivalent for each five Common Stock Equivalents purchased, provided such Common Stock Equivalents are retained for three years. The value of such additional Common Stock Equivalents in 2003 for named individuals is as follows: Mr. Wambold:
         $0; Mr. Campbell: $52,000; Mr. Lazaredes: $0; Mr. Morris: $0; and Mr.
         Schwab: $48,000.

OPTIONS GRANTED IN 2003

     The following table shows the number of options to purchase common stock that were granted by the Company during 2003 to the persons named in the Summary Compensation Table above.

                                                       PERCENT OF
                                    SHARES OF         TOTAL OPTIONS
                                   COMMON STOCK        GRANTED TO                                   GRANT DATE
                                UNDERLYING OPTIONS      EMPLOYEES       EXERCISE      EXPIRATION     PRESENT
                                    GRANTED(#)         IN 2003(%)      PRICE($)(1)       DATE        VALUE(2)
                                ------------------    -------------    -----------    ----------    ----------
Richard L. Wambold..........         250,000              11.1           $20.25        9/17/13      $1,882,500
Andrew A. Campbell..........         120,000               5.3           $20.25        9/17/13      $  903,600
Peter J. Lazaredes..........         120,000               5.3           $20.25        9/17/13      $  903,600
James D. Morris.............         105,000               4.7           $20.25        9/17/13      $  790,650
John N. Schwab..............         120,000               5.3           $20.25        9/17/13      $  903,600

------------
(1) All options were granted with exercise prices equal to 100% of the fair market value (the average of the high and the low trading price) of a share of Company common stock on the date of grant.

(2) Reflects Black-Scholes valuation that was performed using the following assumptions: 36.80% volatility, 3.08% risk-free interest rate, 0% expected dividend rate and 5.0-year option life.

OPTIONS AT YEAR-END 2003 VALUES

     The following table sets forth the number of stock options held at December 31, 2003 by the persons named in the Summary Compensation Table. No options to acquire shares of the Company's common stock were exercised by such persons during 2003.

                              TOTAL NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED
                                    OPTIONS HELD AT             IN-THE-MONEY OPTIONS AT
                                   DECEMBER 31, 2003               DECEMBER 31, 2003
                             -----------------------------   -----------------------------
                             EXERCISABLE   NON-EXERCISABLE   EXERCISABLE   NON-EXERCISABLE
                             -----------   ---------------   -----------   ---------------
Richard L. Wambold.........   1,371,667        508,333       $12,265,170     $2,649,080
Andrew A. Campbell.........     508,334        226,666       $ 5,125,772     $1,153,628
Peter J. Lazaredes.........     421,542        226,666       $ 3,897,072     $1,153,628
James D. Morris............     455,622        211,666       $ 3,897,072     $1,098,878
John N. Schwab.............     325,585        226,666       $ 2,938,472     $1,153,628

LONG-TERM INCENTIVE PLANS -- AWARDS IN 2003

                                                      PERFORMANCE OR
                                NUMBER OF SHARES,   OTHER PERIOD UNTIL     ESTIMATED FUTURE PAYOUTS
                                 UNITS OR OTHER       MOTIVATION OR      ----------------------------
NAME                                 RIGHTS               PAYOUT         THRESHOLD   TARGET   MAXIMUM
----                            -----------------   ------------------   ---------   ------   -------
Richard L. Wambold............       45,000(1)      3 years                   0%      100%     200%
                                     30,000(2)       3 years(2)               0%      100%     200%
Andrew A. Campbell............       20,000(1)      3 years                   0%      100%     200%
                                     13,333(2)       3 years(2)               0%      100%     200%
Peter J. Lazaredes............       25,000(1)      3 years                   0%      100%     200%
                                      8,000(2)       3 years(2)               0%      100%     200%
James D. Morris...............       12,000(1)      3 years                   0%      100%     200%
                                      6,000(2)       3 years(2)               0%      100%     200%
John N. Schwab................       12,000(1)      3 years                   0%      100%     200%
                                      8,000(2)       3 years(2)               0%      100%     200%

------------
(1) Performance share units awarded under the Company's Performance Share Plan for the three-year term 2003-05 (the "2003-05 Grant"). Each award will be earned in an amount between 0% and 200% of the target amount, based on (i) the Company's performance against a value model based on earnings per share and return on capital employed, with (ii) the amounts so determined subject to reduction by the C/N/G Committee based on other factors related to the Company's performance, measured both quantitatively and qualitatively, over the three-year period. Performance share units may be paid in cash, common stock, or a combination thereof, as determined by the C/N/G Committee.

(2) Represents performance share units awarded under the Company's Performance Share Plan for the three-year term 2002-04 (the "2002-04 Grant"), excluding the Conditionally Vested Units relating to the year 2002 which are reflected as "restricted stock awards" received in 2002 in the Summary Compensation Table in the Company's proxy statements. The total award of performance share units in the 2002-04 Grant for Messrs. Wambold, Campbell, Lazaredes, Morris and Schwab was 45,000, 20,000, 12,000, 9,000, and 12,000
    respectively. Such units, including such Conditionally Vested Units, will be earned in an amount between 0% and 200% of such amounts based on the Company's performance against the value model referenced above, subject to change by the C/N/G Committee based on other factors related to the Company's performance, measured both quantitatively and qualitatively, over such three-year period.

PENSION PLAN TABLE

     The following table sets forth the aggregate estimated annual benefits payable upon normal retirement pursuant to the Company's Retirement Plan and Supplemental Executive Retirement Plan to persons in specified remuneration and years-of-credited-participation classifications.

                                YEARS OF CREDITED PARTICIPATION
ANNUAL         -----------------------------------------------------------------
REMUNERATION      5          10         15         20         25          30
------------      -          --         --         --         --          --
 $  600,000    $ 47,142   $ 94,285   $141,428   $188,571   $235,714   $  282,857
 $  700,000    $ 55,000   $110,000   $165,000   $220,000   $275,000   $  330,000
 $  800,000    $ 62,857   $125,714   $188,571   $251,428   $314,285   $  377,142
 $  900,000    $ 70,714   $141,428   $212,142   $282,857   $353,571   $  424,285
 $1,000,000    $ 78,571   $157,142   $235,714   $314,285   $392,857   $  471,428
 $1,100,000    $ 86,428   $172,857   $259,285   $345,714   $432,142   $  518,571
 $1,200,000    $ 94,285   $188,571   $282,857   $377,142   $471,428   $  565,714
 $1,300,000    $102,142   $204,285   $306,428   $408,571   $510,714   $  612,857
 $1,400,000    $110,000   $220,000   $330,000   $440,000   $550,000   $  660,000
 $1,500,000    $117,857   $235,714   $353,571   $471,428   $589,285   $  707,142
 $1,600,000    $125,714   $251,428   $377,142   $502,857   $628,571   $  754,285
 $1,700,000    $133,571   $267,142   $400,714   $534,285   $667,857   $  801,428
 $1,800,000    $141,428   $282,857   $424,285   $565,714   $707,142   $  848,571
 $1,900,000    $149,285   $298,571   $447,857   $597,142   $746,428   $  895,714
 $2,000,000    $157,143   $314,286   $471,429   $628,571   $785,714   $  942,857
 $2,100,000    $165,000   $330,000   $495,000   $660,000   $825,000   $  990,000
 $2,200,000    $172,857   $345,714   $518,571   $691,428   $864,285   $1,037,142

------------

Notes:
1. The benefits shown above are computed as a straight-life annuity and are based on years of credited participation and the employee's average compensation (salary and bonus), determined over a three-year period. The benefits are not subject to any deduction for Social Security or other offset amounts. The estimated credited years of service for Messrs. Wambold, Campbell, Lazaredes, Morris and Schwab are 25, 4, 22, 28 and 7, respectively. See the Summary Compensation Table above for salary and bonus information for these individuals.

2. Commencing at age 55 or at his separation from the Company, whichever is later, Mr. Wambold's benefits, at a minimum, shall be determined by multiplying his average total base compensation plus bonus, determined over the three-year period immediately preceding his separation from service, by 25% plus 2.5% for each year service in the period commencing January 1, 1997 up to a maximum of 50%. Until he is age 55, Mr. Lazaredes' eligibility and benefits (including years of credit participation) shall be computed as though he were age 55.

CHANGE OF CONTROL AGREEMENTS

     The Company maintains a key executive change-in-control severance benefit plan designed to enable the Company to continue to attract, retain and motivate highly qualified employees by eliminating, to the maximum practicable extent, any concern on the part of those employees that their job or benefit entitlements will be terminated as a result of a "change-in-control" of the Company, as that term is defined in the plan. The plan provides for severance payments that are equal to three times the sum of the executive's annual base salary in effect at the date of termination of employment and the greater of the average amount of incentive compensation received by the executive over the preceding three years or the targeted annual awards under such plans. Under the plan, Messrs. Wambold, Campbell, Lazaredes, Morris, and Schwab would have been entitled to receive payments in the amount of $5,310,012, $2,017,500, $1,980,000, $1,669,005, and $1,685,007, respectively, if their positions had been terminated on December 31, 2003, following a "change-in-control." In addition, restricted shares held in the name of those individuals would automatically become unrestricted, all of their performance share units would become fully vested and payable, and all of their stock options would become fully vested.

  RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR 2004
                                  (PROPOSAL 2)

     Financial statements of the Company and its consolidated subsidiaries as of and for the year ended December 31, 2003, are included in the Company's Annual Report furnished to all shareholders. These financial statements were audited by Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

     The Audit Committee has selected Ernst & Young LLP as the Company's independent public accountants for the year 2004. The Board is seeking shareholder ratification of this selection. If the shareholders should not ratify the appointment of Ernst & Young LLP as the Company's independent public accountants for the year 2004, the Audit Committee would reconsider the appointment.

AUDIT AND NON-AUDIT FEES

     The following presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company's annual consolidated financial statements for 2003 and 2002, and fees for other services rendered by Ernst & Young LLP for 2003 and 2002.

     AUDIT FEES. The aggregate fees for professional services rendered by Ernst & Young LLP in connection with their audit of the Company's annual consolidated financial statements and reviews of the consolidated financial statements included in the Company's quarterly reports on Forms 10-Q for the 2003 and 2002 fiscal years were approximately $1,540,980 and $1,225,650, respectively.

     AUDIT-RELATED FEES. The aggregate fees for professional services rendered by Ernst & Young for audit-related services including benefit plan audits and due diligence related to mergers and acquisitions in 2003 and 2002 were $174,690 and $201,987, respectively.

     TAX FEES. The aggregate fees for professional services rendered by Ernst & Young LLP in the 2003 or 2002 fiscal year relating to tax services were approximately $9,800 and $0.

     No fees were paid to Ernst & Young LLP for other services in 2003 or 2002. All audit and non-audit services rendered by Ernst & Young LLP were approved by the Audit Committee, which considered whether the provision of non-audit services was compatible with maintaining Ernst & Young LLP's independence.

     The Audit Committee has adopted a policy with respect to pre-approval of certain types of audit and non-audit related services specifically described by the Audit Committee on an annual basis. In general, the Audit Committee has pre-approved the provision of certain audit services and audit-related services, for up to an annual amount which varies by the type of services. Individual engagements anticipated to exceed such pre-established thresholds must be separately approved. This policy also sets forth certain services which the Company's independent public accountant is prohibited from providing to the Company. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. In 2003, approximately 35% of the non-audit services that were approved by the Audit Committee were approved pursuant to its pre-approval policies and procedures.

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE YEAR 2004.

                               OTHER INFORMATION

CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information of each person that, as of December 31, 2003, reported beneficial ownership of more than 5% of the Company's common stock. This information is based solely on such person's filings on Schedule 13G under the Securities Exchange Act of 1934.

NAME AND ADDRESS OF                                        AMOUNT AND NATURE OF
BENEFICIAL OWNER                                           BENEFICIAL OWNERSHIP   PERCENT OF CLASS
-------------------                                        --------------------   ----------------
Barclays Global Investors................................       12,701,701              8.07%
45 Fremont Street
San Francisco, CA 94105(1)

Lord, Abbett & Co........................................       10,981,676              6.98%
90 Hudson Street
Jersey City, NY 07302

Wellington Management Company, LLP.......................       10,102,285             6.425%
75 State Street
Boston, MA 02109(2)

---------------

(1) The shares shown are held by Barclays Global Investors, NA, and certain other banks affiliated with Barclays Global Investors, NA. Of such amount, 11,023,571 shares were reported as held of record by Barclays Global Investors, NA. Such shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

(2) The shares shown are owned of record by clients of Wellington Management Company, an investment advisor. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who are beneficial owners of more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange, and to furnish the Company with copies of these forms. To the Company's knowledge, based solely on its review of the copies of Forms 3, 4 and 5 filed on behalf of the directors and executive officers, the Company believes that all officers and directors of the Company complied with all filing requirements imposed by Section 16(a) of the Exchange Act during 2003, except as follows: In January, 2003, Andrew A. Campbell, Senior Vice-President and Chief Financial Officer, John N. Schwab, Senior Vice-President and General
Manager -- Hefty Consumer Products, and Henry M. Wells III, Vice President and Chief Human Resources Officer, each elected to defer all or a portion of his 2002 bonus into the Pactiv Stock Index Fund under the Pactiv Corporation Deferred Compensation Plan. Because such deferral is deemed to result in the acquisition by such persons of Pactiv common stock equivalents, a Form 4 should have been filed for each such person, but the Company inadvertently failed to file such forms on behalf of Messrs. Campbell, Schwab and Wells at the time of the deferral. Upon discovery of this oversight in January 2004, the Company filed the appropriate Form 4s on behalf of Messrs. Campbell, Schwab and Wells.

     The Company does not know of any persons who hold more than 10% of the common stock of the Company.

SHAREHOLDER NOMINATIONS AND OTHER PROPOSALS FOR 2005 ANNUAL MEETING OF SHAREHOLDERS

     NOMINATIONS FOR DIRECTORS. A shareholder of the Company may nominate persons for election to the Company's Board of Directors by submitting such nomination, together with certain related information required by the Company's By-Laws, in writing to the Secretary of the Company at the Company's principal executive offices, at the times set forth in the following paragraph regarding notices for shareholder proposals. The Company's policy with respect to nominations by shareholders of candidates to the Board of Directors is described above in "Corporate Governance -- Board
Committees -- Compensation/Nominating/Governance Committee."

     SHAREHOLDER PROPOSALS -- INCLUSION IN COMPANY PROXY STATEMENT. For a shareholder proposal to be considered by the Company for inclusion in the Company's proxy statement and form of proxy relating to the 2005 Annual Meeting of Shareholders, the proposal must be received by the Company at its principal executive offices by December 4, 2004.

     OTHER SHAREHOLDER PROPOSALS. The Company's By-Laws state that to be timely, notice and certain related information must be received at the principal executive offices not less than 90 and no more than 120 days prior to the first anniversary of the preceding year's Annual Meeting of Shareholders; provided, however, that if the date of the annual meeting is more than 30 days before or 70 days after such anniversary date, notice of the matter must be received not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the 90th day prior to such meeting or the 10th day following the date of public disclosure of the meeting date, whichever occurs first. Therefore, to be timely under the Company's By-Laws, a proposal not included by or at the direction of the Board of Directors must be received not earlier than January 15, 2005, or later than February 14, 2005. This notice requirement and deadline are independent of the notice requirement and deadline described above for a shareholder proposal to be considered for inclusion in the Company's proxy statement and form of proxy.

ANNUAL REPORT ON FORM 10-K

     THE ANNUAL REPORT, WHICH INCLUDES PORTIONS OF THE COMPANY'S FORM 10-K, ACCOMPANIES THIS PROXY STATEMENT BUT IS NOT DEEMED A PART OF THE PROXY SOLICITATION MATERIAL. THE COMPANY WILL FURNISH, WITHOUT CHARGE, TO ANY SHAREHOLDER A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2003, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. A COPY OF THIS REPORT MAY BE OBTAINED UPON ORAL OR WRITTEN REQUEST TO JAMES V. FAULKNER, JR., SECRETARY, PACTIV CORPORATION, 1900 WEST FIELD COURT, LAKE FOREST, ILLINOIS 60045. THE COMPANY'S FORM 10-K AND OTHER PUBLIC FILINGS ARE ALSO AVAILABLE THROUGH THE SECURITIES AND EXCHANGE COMMISSION'S INTERNET WEB SITE (WWW.SEC.GOV) AND ON THE COMPANY'S WEBSITE (WWW.PACTIV.COM).

                     QUESTIONS AND ANSWERS REGARDING VOTING

     WHO MAY VOTE AT THE ANNUAL MEETING? If you are a holder of common stock on the record date (as defined below), you will have one vote for each share of common stock that you hold on each matter that is presented for action at the Annual Meeting. If you have shares that are registered in the name of a broker, your broker will forward your proxy materials to you and will vote your shares as you indicate. You may receive more than one proxy card if your shares are registered in different names or are held in more than one account.

     WHAT IS THE RECORD DATE? Your Board of Directors has selected the close of business on March 19, 2004, as the record date for determining the shareholders of record who are entitled to vote at the Annual Meeting. This means that all shareholders of record at the close of business on March 19, 2004, may vote their shares at the Annual Meeting. On the record date, the Company had issued and outstanding 157,102,796 shares of its common stock (of which 153,902,796 are shares outstanding for financial reporting purposes and 3,200,000 are shares not considered outstanding for financial reporting purposes because they are held in a grantor trust to ensure payments under the Company's Supplemental Executive Retirement Plan and Deferred Compensation Plan).

     WHAT CONSTITUTES A QUORUM? The presence at the Annual Meeting, in person or by proxy, of holders of a majority of the shares authorized to vote constitutes a quorum for the transaction of business. If you submit a properly completed proxy, vote by our telephone or Internet voting procedures, or if you attend the Annual Meeting to vote in person, your shares will be considered present. Directions to withhold authority to vote for any director, abstentions and broker non-votes will be counted as present to determine if a quorum for the transaction of business is present. Once a quorum is present, voting on specific proposals may proceed. In the absence of a quorum, the Annual Meeting may be adjourned.

     ON WHAT WILL I BE VOTING? You are being asked to vote on the two matters identified under the heading "Proposals Submitted for Vote." By executing the proxy card, or submitting your proxy via the telephone or Internet, you will also be granting to Richard L. Wambold, Robert J. Darnall, and James V. Faulkner, Jr. discretionary authority to vote your shares on any other proposals that may properly come before the Annual Meeting.

     HOW DO I VOTE? You can vote four ways: (1) by signing and dating each proxy card you receive and returning it in the included prepaid envelope; (2) by following the instructions for telephonic voting on the proxy card; (3) by following the instructions for Internet voting on the proxy card; or (4) by attending the Annual Meeting and voting in person. Even if you are planning on attending the Annual Meeting, we request that you vote by one of the other three procedures -- should you wish to change your vote at the Annual Meeting, you may do so, but voting by the other procedures will help ensure our obtaining a quorum for the Annual Meeting.

     If you vote by using the proxy card, you must sign, date and return the proxy card in the envelope provided. You may specify your choices by marking the appropriate boxes on the card.

     In lieu of returning signed proxy cards, you can vote your shares over the Internet or by calling a specially designated telephone number that appears on the proxy cards. Internet and telephonic voting procedures are designed to authenticate shareholders' identities, allow shareholders to provide their voting instructions and confirm the proper recording of such instructions. If you give your proxy instructions through the Internet or by telephone, please do not return your proxy cards.

     CAN I REVOKE MY PROXY? You have the right to revoke your proxy at any time before it is voted at the Annual Meeting. To revoke your proxy, you may give written notice of such revocation to the Secretary of the Company, deliver a subsequent duly executed proxy to the Company in the same manner in which you voted in the first instance, or vote in person at the Annual Meeting. Notice of revocation or a subsequent proxy must be received by the Secretary of the Company before the vote at the Annual Meeting.

     HOW WILL MY SHARES BE VOTED? All properly completed and unrevoked proxies that are received by May 12, 2004 will be voted in accordance with the your instructions. If a properly executed, unrevoked written proxy card does not specifically direct the voting of shares covered, the proxy will be voted:

          (1) FOR the election of all nominees for election as directors described in this proxy statement;

          (2) FOR the ratification of Ernst & Young LLP as the Company's independent public accountants for the year 2004; and

          (3) in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting.

     If you hold shares through a broker and do not give specific voting instructions to the broker on how you wish to vote on Proposals 1 and 2 described in this proxy statement, then the broker may vote your shares at the broker's discretion.

     If there are any shareholder proposals at the Annual Meeting that are not included in the Company's proxy statement and form of proxy, the persons named in the proxy may utilize discretionary authority conferred by proxy in voting on any such proposals.

     WHAT IS A BROKER NON-VOTE? Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders in accordance with the nominee's instructions. If that happens, nominees may generally vote those shares only on matters considered "routine" by the New York Stock Exchange, such as the election of directors addressed by Proposal 1 and the ratification of the Company's independent public accountants addressed in Proposal 2 in this proxy statement. On non-routine matters, nominees do not have discretion to vote the shares. If a nominee fails to exercise its discretion, or does not have discretion, to vote the shares, a "broker non-vote" occurs.

     HOW WILL WITHHOLDING AUTHORITY, ABSTENTIONS AND "BROKER NON-VOTES" AFFECT VOTING RESULTS? With respect to Proposal 1 (the re-election of directors), the individuals receiving a plurality of the votes cast at the Annual Meeting (in person or by proxy) will be elected as directors. As a result, if you withhold your authority to vote, or if there is a broker non-vote, for any director, your vote and any broker non-vote will not count for or against such director. Approval of Proposal 2 (the ratification of the independent public accountants) requires the vote of the majority of shares present (whether in person or by proxy) and entitled to vote. Therefore, abstentions will have the effect of votes against, and broker non-votes, because they are not "entitled to vote," will have no affect on, Proposal 2.

     WHAT IF I AM A BENEFICIAL HOLDER RATHER THAN A HOLDER OF RECORD? If you hold your shares through a broker, bank or other nominee you will receive instructions from the nominee describing how to vote your shares.

     WHO IS SOLICITING MY PROXY? The Board of Directors of the Company is soliciting your proxy. Directors, officers and other employees of the Company may solicit proxies by mail, telephone, or in person. In addition, Georgeson & Co., Inc., New York, New York, has been retained to assist the Company in the solicitation of proxies.

     DOES THE COMPANY PAY ANYONE TO SOLICIT PROXIES? The Company will pay Georgeson & Co., Inc. an amount not to exceed $25,000 for soliciting proxies for the Annual Meeting and will reimburse brokerage firms, dealers, banks, voting trustees, their nominees and other record holders for their out-of-pocket expenses in forwarding proxy materials to the beneficial owners of the common stock. Directors, officers and other employees who participate in soliciting proxies will not receive any compensation from the Company for doing so, other than their usual compensation.

     WHO MAY ATTEND THE ANNUAL MEETING? All holders of shares of common stock on the record date may attend the Annual Meeting.

     CAN I RECEIVE FUTURE SHAREHOLDER COMMUNICATIONS OVER THE INTERNET? Yes. You may consent to access future shareholder communications (e.g., annual reports, proxy statements, and interim communications) from or on behalf of the Company over the Internet instead of receiving those documents in the mail. Providing such communications over the Internet will reduce the Company's printing and postage costs and the number of paper documents you would otherwise receive. If you give your consent, in the future, when, and if, material is available over the Internet, you will receive notification which will contain the Internet location of the material. There is no cost to you for this service other than charges you may incur from your Internet provider, telephone and/or cable company. Once you have given your consent, it will remain in effect until you inform the Company otherwise. To give your consent, if your shares are registered in your name, check the appropriate box on the proxy card or, if you are voting over the Internet or by telephone, follow the prompts you will receive when you vote. If your shares are registered in the name of a nominee, follow the directions provided by such nominee if this option is available.

                                   EXHIBIT A

                               PACTIV CORPORATION

              COMPENSATION/NOMINATING/GOVERNANCE COMMITTEE CHARTER

A. NAME

     There shall be a committee of the Board of Directors (the "Board") which shall be called the Compensation/Nominating/ Governance Committee (the "C/N/G Committee").

B. PURPOSES

     The purposes of the C/N/G Committee shall include the following:

          (1) Discharging the Board's responsibilities relating to compensation of the Company's executives, including review and approval of corporate goals and objectives relevant to compensation of the Chief Executive Officer ("CEO"); and, either as a committee or together with the other independent directors (as directed by the Board), evaluation of the CEO's performance in light of those goals and objectives, and determination and approval of the CEO's compensation level based on this evaluation; and recommendations to the Board with respect to non-CEO compensation, incentive-compensation plans and equity-based plans;

          (2) Producing an annual report on executive compensation for inclusion in the Company's proxy statement or annual report on Form 10-K in accordance with applicable rules and regulations;

          (3) Identifying individuals qualified to become Board members (consistent with criteria approved by the Board), and selecting and recommending to the Board the director nominees for the next annual meeting of shareholders;

          (4) Developing and recommending to the Board the Corporate Governance Guidelines applicable to the Company and reviewing such Guidelines, as appropriate, but at least annually for the Board;

          (5) Overseeing the evaluation of the Board and management; and

          (6) Conducting an annual performance evaluation of the C/N/G
     Committee.

     In fulfilling its purposes, the C/N/G Committee shall undertake those tasks and responsibilities that, in its judgment, would most effectively contribute to and implement the purposes of the C/N/G Committee, including those specifically listed in this Charter.

C. COMMITTEE MEMBERSHIP AND PROCEDURE

     The C/N/G Committee shall consist of no fewer than three directors. Each member of the C/N/G Committee shall satisfy the independence requirements of the New York Stock Exchange and, if deemed appropriate from time to time, meet the definition of "non-employee director" under Rule 16b-3 under the Securities Exchange Act of 1934, and "outside director" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Board shall appoint the members of the C/N/G Committee annually, considering the recommendation of the C/N/G Committee, and further considering the views of the Chairman of the Board and CEO, as appropriate, and shall designate the Chairman of the C/N/G Committee. The members of the C/N/G Committee shall serve until their successors are appointed and qualify. The Board shall have the power at any time to change the membership of the C/N/G Committee and to fill vacancies in it, subject to such new member(s) satisfying the above requirements. Except as expressly provided in this Charter or the by-laws of the Company or the Corporate Governance Guidelines of the Company, the C/N/G Committee shall fix its own rules of procedure.

D. COMMITTEE AUTHORITY AND RESPONSIBILITIES

     The C/N/G Committee shall have and may exercise all of the powers and authority of the Board in connection with the performance of its duties and responsibilities under this Charter, including without limitation the authority to call upon the Company's officers and employees or outside consultants for such assistance and support as it deems appropriate, and to institute and carry out investigations of improprieties or such other matters as it deems necessary. The C/N/G Committee shall, at least annually, review with the Board the Company's compensation structure and philosophy.

1. COMPENSATION MATTERS

     - Compensation Structure and Philosophy. The C/N/G Committee shall examine the compensation structure of the Company periodically to determine that the Company is rewarding its executive personnel in a manner consistent with sound business practices and, in connection with such review, determine, in consultation with Senior Management and the Board of Directors, the compensation philosophy for the Company. Among other things, the compensation structure should:

      - Align the interests of the Company's executives and shareholders by implementing and maintaining compensation programs that provide for the acquisition and retention of Company shares by senior executives;

      - Reinforce a results-oriented management culture with executive pay that varies according to overall Company and individual performance against aggressive business goals and core behavioral standards;

      - Provide an executive compensation package that attracts, retains, and motivates key executives; and

      - Place greater emphasis and leverage on variable performance-based "at risk" (versus fixed) compensation as executives assume increased responsibility.

     The C/N/G Committee shall also develop and maintain a program covering long-range plans for executive compensation for further consideration by the Board. The C/N/G Committee shall review and approve the list of a peer group of companies to which the Company shall compare itself for compensation purposes.

     - CEO Compensation. The C/N/G Committee shall review and approve corporate goals and objectives relevant to CEO compensation; and either as a Committee or together with the other independent directors (as directed by the Board), evaluate the CEO's performance in light of those goals and objectives; and determine and approve the CEO's compensation level based on this evaluation. In determining the long-term incentive component of CEO compensation, the C/N/G Committee shall consider the Company's performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the Company's CEO in past years.

     - Compensation Plans. To the extent permitted by law, the C/N/G Committee shall establish, administer, amend or terminate, and to otherwise act for and on behalf of the Board with respect to the executive compensation, incentive and deferred compensation, and equity-based compensation plans and programs of the Company and affiliated companies ("Compensation Plans"), including other similar compensation plans the C/N/G Committee deems desirable to establish, terminate or amend from time to time. The C/N/G Committee shall review and approve the performance or operating goals for participants in the Company's Compensation Plans. The C/N/G Committee shall have the power to determine eligibility, size of awards, and set maximum number of shares that may be issued each year under such Compensation Plans, in such manner as the C/N/G Committee shall deem in the best interests of the Company, in all cases in which specific directions shall not have been given by the Board.

     - Employee Benefit Plans. To the extent permitted by law, the C/N/G Committee shall have the right to establish, administer, amend or terminate, and to otherwise act for and on behalf of the Board with respect to the employee benefit plans of the Company and affiliated companies including both welfare and pension plans ("Benefit Plans"), including any supplemental Benefit Plans, and any other similar plans or arrangements which the C/N/G Committee deems as desirable in the best interests of the Company to establish from time to time, in all cases in which specific direction shall not have been given by the Board. The C/N/G Committee shall receive at least annually a report from management with respect to the performance of the assets in the Company's Benefit Plans.

     - Other Plans and Arrangements. To the extent permitted by law, the C/N/G Committee shall have the right to establish, administer, amend or terminate, and to otherwise act for and on behalf of the Board with respect to Change in Control and severance arrangements, employment contracts, special retirement programs and any other similar plans or arrangements which the C/ N/G Committee deems desirable in the best interests of the Company to establish from time to time.

     - Board Compensation. The C/N/G Committee shall advise the Board on changes in compensation for Board and committee members.

     - Consultants and Advisors. The C/N/G Committee shall have the sole authority to retain and terminate any compensation consultant used to assist in the evaluation of director, CEO, executive officer and senior management compensation or Company Compensation Plans or Benefit Plans generally and shall have sole authority to approve the consultant's fees and other retention terms. The C/N/G Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

2. AUTHORITY AND RESPONSIBILITY RELATED TO NOMINATING AND GOVERNANCE MATTERS

     - Director Qualifications. The C/N/G Committee shall, consistent with criteria approved by the Board of Directors, determine the desirable balance of experience, qualifications and expertise among members of the Board. The C/N/G Committee will review all proposed nominees for the Board of Directors, including those proposed by shareholders, in accordance with the charter of the C/N/G Committee and the Corporate Governance Guidelines to determine whether they might make good candidates for consideration for membership on the Board of Directors. This will include a review of the person's judgment, experience, independence, diversity of experience at policy-making level in businesses and in areas relevant to the Company's activities, and such other factors as the C/N/G Committee determines are relevant in light of the needs of the Board of Directors and the Company; there are no specific minimum qualifications that the C/N/G Committee believes must be met by a nominee. The Board shall not discriminate among qualified candidates based on gender, race, ethnicity or age. The C/N/G Committee will select qualified candidates and review its recommendations with the Board of Directors, which will decide whether to invite the candidate to be a nominee for election to the Board of Directors.

     - Annual Recommendation of Directors. The C/N/G Committee shall review and recommend to the Board a management slate of directors to be proposed for election at the annual shareholders' meeting and included in the Proxy Statement for such meeting.

     - Board Performance Review. The C/N/G Committee shall solicit and receive comments from all directors and report annually to the Board with an assessment of the Board's membership, structure and performance.

     - Committees' Performance Review. The C/N/G Committee shall review the function and composition of the committees of the Board (including the C/N/G Committee), and recommend to the Board qualified persons for membership on such committees. The C/N/G Committee shall review annually, or more often if appropriate, the directors who are members (including qualifications, requirements, rotation of Committee assignments and term limits of Committee memberships), the structure (including authority to delegate) and the performance of such committees and report to the Board the results of such review.

     - Organization and Governance Generally. The C/N/G Committee shall serve in an advisory capacity to the Board and Chairman of the Board on matters of organizational and governance structure of the Company and the conduct of the Board generally.

     - Officers. The C/N/G Committee shall review, as appropriate, the qualifications of candidates for election as officers of the Company and recommend such candidates for election by the Board.

     - Succession Planning. The Board of Directors and the C/N/G Committee (to the extent directed by the Board) shall review at least annually with the CEO the availability of qualified replacements for key executive positions in the company and its subsidiaries and the nature and adequacy of the Company's plans for developing and providing necessary replacements both on a current and a long-term basis, so as to ensure continuity and orderly succession of capable and qualified management for the Company as well as policies regarding succession in the event of injury to, or retirement of, the CEO.

     - Search Firms and Advisors. The C/N/G Committee shall have the sole authority to retain and terminate any search firm to be used to identify director candidates and shall have sole authority to approve the search firm's fees and other retention terms. The C/N/G Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

     - Corporate Governance Guidelines. The C/N/G Committee shall review and reassess at least annually, and more often, if appropriate, the adequacy of the Corporate Governance Guidelines of the Company and recommend any proposed changes to the Board for approval.

     - Code of Business Conduct and Ethics. The C/N/G Committee shall develop and recommend to the Board a Code of Business Conduct and Ethics, and shall consider any requests by directors or executive officers for waivers from the Company's Code of Business Conduct and Ethics. The Company shall make disclosure of such waivers to both the New York Stock Exchange and the Securities and Exchange Commission. If appropriate, the C/N/G Committee shall develop and recommend to the Board a separate Code of Conduct for Financial Managers.

3. GENERAL AUTHORITY AND RESPONSIBILITY

     - Regular Reports. The C/N/G Committee shall make regular reports to the Board. In addition, the C/N/G Committee shall develop a Master Calendar of Committee responsibilities and the meetings at which such responsibilities will be addressed.

     - Review of Charter and Committee Performance. The C/N/G Committee shall review and reassess the adequacy of this Charter at least annually and recommend any proposed changes to the Board for approval.

     - Delegation. The C/N/G Committee may form and delegate authority to subcommittees when appropriate.

     - Meetings. The C/N/G Committee may request any officer or employee of the Company or the Company's outside counsel or other advisors to attend a meeting of the C/N/G Committee or to meet with any members of, or consultants to, the C/N/G Committee. The C/N/G Committee shall meet at least four (4) times per year.

E. MISCELLANEOUS

     This Charter supercedes and replaces any prior resolutions or actions of the Board, or any committee thereof, to the extent such prior resolutions or actions are inconsistent with the provisions of this Charter.

PACTIV CORPORATION
1900 WEST FIELD COURT
LAKE FOREST, ILLINOIS 60045
(847) 482-2000                        [PACTIV ADVANCED PACKAGING SOLUTIONS LOGO]

                                                                   April 1, 2004

Dear Benefit Plan Participant:

     The Annual Meeting of Shareholders of Pactiv Corporation is scheduled to be held at the Hilton Northbrook, 2855 N. Milwaukee Ave., Northbrook, Illinois 60062, at 10:30 a.m. local time on Friday, May 14, 2004. A copy of the notice and proxy statement, which is being sent to all registered shareholders in connection with the Annual Meeting, is enclosed for your information.

     Also enclosed with this letter is a form of proxy card, which designates the number of shares held in your benefit plan account. By executing this proxy card you instruct the benefit plan trustee (the "Trustee"), as holder of record of the shares in your account, how to vote the shares of Pactiv Corporation stock held in your account. In accordance with the plan, the Trustee will vote all shares eligible to be voted by benefit plan participants in accordance with their respective instructions.

     If you return your form of proxy executed but without furnishing voting instructions, the eligible shares in your account will be voted by the Trustee FOR the election of the nominees for directors named in the Proxy Statement, FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent public accountants for the year 2004, and as recommended by management on all other matters to be considered at the Annual Meeting.

     You can also vote using our telephonic or Internet voting procedures, as described on the enclosed proxy card.

     If you do not return your executed form of proxy to the Trustee or vote using our telephonic or Internet voting procedures, then your shares cannot be used to establish a quorum for the Annual Meeting or be voted by the Trustee.

     Your vote is important. Please vote using our telephonic or Internet voting procedures or send your executed form of proxy card with your voting instructions at your earliest opportunity, but in any case so that it can be received no later than May 12, 2004, so that it will reach the Transfer Agent in time to be counted and voted. For your convenience, a return envelope is enclosed.

                                                YOUR BENEFITS COMMITTEE

                                       ----------------------------------------
                                                  VOTE BY TELEPHONE
(PACTIV ADVANCED PACKAGING LOGO)       ----------------------------------------
C/O NATIONAL CITY BANK
CORPORATE TRUST OPERATIONS             Have your proxy card available when you
LOCATOR 5352                           call the TOLL-FREE NUMBER 1-800-542-1160
P. O. BOX 94990                        using a Touch-Tone phone and follow the
CLEVELAND, OH 44101-4301               simple instructions presented to record
                                       your vote.


                                       ----------------------------------------
                                                   VOTE BY INTERNET
                                       ----------------------------------------

                                       Have your proxy card available when you
                                       access the website
                                       HTTP://WWW.VOTEFAST.COM and follow the
                                       simple instructions presented to record
                                       your vote.

                                       ----------------------------------------
                                                     VOTE BY MAIL
                                       ----------------------------------------

                                       Please mark, sign and date your proxy
                                       card and return it in the POSTAGE-PAID
                                       ENVELOPE provided or return it to:
                                       National City Bank, P.O. Box 565800,
                                       Pittsburgh, PA 15253.



--------------------------------------------------------------------------------
  VOTE BY TELEPHONE              VOTE BY INTERNET             VOTE BY MAIL
Call TOLL-FREE using a        Access the WEBSITE and        Return your proxy
  Touch-Tone phone:              cast your vote:           in the POSTAGE-PAID
   1-800-542-1160             HTTP://WWW.VOTEFAST.COM       envelope provided
--------------------------------------------------------------------------------



                       VOTE 24 HOURS A DAY, 7 DAYS A WEEK!

  YOUR TELEPHONE OR INTERNET VOTE MUST BE RECEIVED BY 11:59 P.M. EASTERN TIME
       ON WEDNESDAY, MAY 12, 2004 TO BE COUNTED IN THE FINAL TABULATION.
  IF YOU VOTE BY TELEPHONE OR INTERNET, PLEASE DO NOT SEND YOUR PROXY BY MAIL.

                     --------------------------------------
                                 CONTROL NUMBER:
                     --------------------------------------


                      PROXY MUST BE SIGNED AND DATED BELOW.
         o PLEASE FOLD AND DETACH CARD AT PERFORATION BEFORE MAILING. o
--------------------------------------------------------------------------------
PACTIV CORPORATION                        PROXY/CONFIDENTIAL VOTING INSTRUCTIONS
--------------------------------------------------------------------------------

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 14, 2004.

The undersigned does hereby appoint Richard L. Wambold, Robert J. Darnall and James V. Faulkner, Jr., and any of them, with full power of substitution, as Proxies to vote, as directed on the reverse side of this card, or, if not so directed, in accordance with the Board of Directors' recommendations, all shares of Pactiv Corporation held of record by the undersigned at the close of business on March 19, 2004, and entitled to vote at the Annual Meeting of Shareholders of Pactiv Corporation to be held at 10:30 a.m., May 14, 2004, or at any adjournment thereof, and to vote, in their discretion, upon such other matters as may properly come before the Annual Meeting.

BENEFIT PLAN PARTICIPANTS:

This card also serves as voting instructions to the Trustees of the various Plans. By signing below, you are instructing the Trustees of the plans to vote all shares of Common Stock of Pactiv Corporation represented by your proportionate interest in the Trusts at the Annual Meeting of Shareholders to be held on May 14, 2004, and at all adjournments thereof, upon the matters set forth on the reverse side hereof and upon such other matters as may properly come before the Annual Meeting. Only the Trustees can vote your shares. Your shares cannot be voted in person at the Annual Meeting. How you vote these shares is confidential. The Trustees will not disclose how you have instructed the Trustees to vote. If the Trustees do not receive your voting instructions by May 12, 2004, either by telephone, Internet or receipt of this signed voting instruction card, the shares credited to your account will not be voted at the Annual Meeting.

                                            ------------------------------------
                                            Signature

                                            ------------------------------------
                                            Signature

                                            Date:
                                                  ------------------------------

                                            INSTRUCTIONS: Please sign exactly
                                            as shown hereon. Joint owners
                                            should each sign. When signing as a
                                            fiduciary, attorney, executor,
                                            administrator, trustee or guardian,
                                            or on behalf of a corporation,
                                            bank, trust company, or other
                                            similar entity, your title or
                                            capacity should be shown.

              ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

You have the option to access our future shareholder communications (e.g., annual reports, proxy statements, related proxy materials) over the Internet instead of receiving those documents in print. Participation is completely voluntary. If you give your consent, in the future, when our material is available over the Internet, you will receive notification which will contain the Internet location where the material is available. Our material will be presented in PDF format. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise. You may revoke your consent at any time after you give it by notifying the Company's transfer agent, National City Bank, Post Office Box 92301 Cleveland, Ohio 44193-0900, or the Company in writing.

To give your consent, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of the attached proxy card when you vote by mail.



                            YOUR VOTE IS IMPORTANT!

     IF YOU DO NOT VOTE BY TELEPHONE OR INTERNET, PLEASE SIGN AND DATE THIS PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE
               SO YOUR SHARES MAY BE REPRESENTED AT THE MEETING.




              PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.
         o PLEASE FOLD AND DETACH CARD AT PERFORATION BEFORE MAILING. o
--------------------------------------------------------------------------------
PACTIV CORPORATION                        PROXY/CONFIDENTIAL VOTING INSTRUCTIONS
--------------------------------------------------------------------------------

Please indicate how you wish your shares to be voted. UNLESS OTHERWISE INDICATED, THE PROXIES WILL VOTE "FOR" ALL PROPOSALS.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" ALL PROPOSALS.

1. ELECTION OF DIRECTORS

Nominees:

     (01) Larry D. Brady   (02) K. Dane Brooksher    (03) Robert J. Darnall   (04) Mary R. (Nina) Henderson
     (05) Roger B. Porter  (06) Richard L. Wambold   (07) Norman H. Wesley

[ ] FOR all nominees listed above.        [ ] WITHHOLD AUTHORITY
    (except as listed to the                  to vote for all nominees listed
    contrary below)                           above.

TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME OR NUMBER BELOW:

--------------------------------------------------------------------------------

2. RATIFY THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS

       [ ]  FOR            [ ] AGAINST           [ ] ABSTAIN
-------------------------------------------------------------------------------
[ ] Please check this box if you consent to access future Annual Reports and
                       Proxy Statements via the Internet.

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)